Exhibit 99

Media Contact:

Tim Sommer

(314) 578-7672

timothy.sommer@graybar.com

Graybar Announces Leadership Changes

Bob Lyons to retire; Dennis DeSousa named to new role

ST. LOUIS, June 9, 2020 – Graybar, a leading distributor of electrical, communications and data networking products and provider of related supply chain management and logistics services, announced today that Regional Vice President, Robert C. Lyons will retire on August 1, 2020, after 41 years with the company.  Lyons is a member of the company’s Board of Directors, serving on several committees and as a Voting Trustee of the corporation.  Upon his retirement, he will step down from his committee responsibilities, as well as his role as a member of Graybar’s Board of Directors and as a Voting Trustee.

Graybar also announced the election of Dennis E. DeSousa to the position of Senior Vice President and General Manager, effective August 1, 2020. DeSousa currently serves as Regional Vice President for the company’s western region, a position he has held since 2017.  In his expanded role, he will have responsibility for all of Graybar’s districts, as well as certain subsidiaries.

“On behalf of Graybar's employees, shareholders and Board of Directors, I thank Bob Lyons for his extraordinary contributions to the company. Bob is a remarkable leader who has earned the trust and respect of those around him, and we wish him all the best in his retirement," said Kathleen M. Mazzarella, Graybar's chairman, president and chief executive officer. "We also congratulate Dennis DeSousa on his new assignment. Dennis is a highly effective leader who will play a vital role in moving our business forward for the future.”

Graybar, a Fortune 500 corporation and one of the largest employee-owned companies in North America, is a leader in the distribution of high quality electrical, communications and data networking products, and specializes in related supply chain management and logistics services. Through its network of 288 North American distribution facilities, it stocks and sells products from thousands of manufacturers, helping its customers power, network and secure their facilities with speed, intelligence and efficiency. For more information, visit www.graybar.com or call 1-800-GRAYBAR.

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